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                            ADMINISTRATION AGREEMENT


                  THIS AGREEMENT made this 1st day of January, 1998, by and between MUTUAL FUND INVESTMENT (the "Trust"), a Massachusetts business trust and THE CHASE MANHATTAN BANK (the "Administrator").

                                   WITNESSETH:

                  In consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

                  FIRST: The Trust on behalf of each of its series and any new series to be created hereby authorizes the Administrator to provide administrative services to the Trust in accordance with the terms and conditions of this Agreement. The Administrator's services shall be subject to the direction and control of the Board of Trustees of the Trust and shall be performed under the direction of the appropriate Trust officers. The Administrator's functions shall be entirely ministerial in nature, and it shall not have any responsibility or authority for the management of the Trust, the determination of its policies, or for any matter pertaining to the distribution of securities issued by the Trust.

                  SECOND: The Administrator shall provide certain administration services including: (A) arranging for the maintenance of the Trust's books and records except for: accounting books and records, sales literature and other documents relating to the sale of securities

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issued by the Trust (other than copies of such documents preserved as a record of presentations to the Board of Trustees or Trust officers), and records pertaining to the ownership of securities issued by the Trust;

                  (B) preparing applications for insurance for the Trust and claims under any insurance policy;

                  (C) preparing for the signature of the appropriate Trust officer (or assist counsel and auditors in the preparation of) all required Trust tax returns, proxy statements, semiannual reports to the Trust's shareholders, semiannual reports to be filed with the Securities and Exchange Commission, and updates to the Trust's Registration Statement under the Investment Company Act of 1940 (the "Act");

                  (D) arranging for the printing and mailing (at the Trust's expense) of proxy statements and other reports or other materials provided to the Trust's shareholders;

                  (E) preparing (beginning January 1, 1998) applications and reports which may be necessary to maintain on behalf of the Trust any registration of the Trust and/or the shares of any series of the Trust under the securities or "Blue Sky" laws of any state, province, or foreign country (the Trust shall pay for any filing or legal fees in connection with such filings);

                  (F) preparing agendas and supporting documentation for, and minutes of, Trustee and shareholder meetings;

                  (G) arranging for the computation of performance data including net asset value and yield;


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                  (H) arranging for the publication of current price information in newspapers and publications;

                  (I) responding to all inquires or other communications from shareholders of the Trust and other parties or, if the inquiry is more properly responded to by the Trust's transfer agent or distributor, referring the individual making the inquiry to the appropriate person;

                  (J) reviewing from time to time the portfolios of each series of the Trust and transactions with brokers and dealers for compliance with applicable law and Trust policy;

                  (K) coordinating all relationships between the Trust and its contractors, including coordinating the negotiation of agreements, the review of performance of agreements, and the exchange of information, provided that coordination with the distributor shall be limited to the exchange of information necessary for the administration of the Trust and the reporting of that information to the Board of Trustees and Trust officers.

                  THIRD: Any activities performed by the Administrator under this Agreement shall at all times conform to, and be in accordance with, any requirements imposed by: (1) the provisions of the Act and of any rules or regulations in force thereunder; (2) any other applicable provision of law; (3) the provisions of the Agreement and Declaration of Trust and By-Laws of the Trust as amended from time to time; (4) any policies and determinations of the Board of Trustees of the Trust; and (5) the fundamental policies of each series of the Trust, as reflected in the then current Registration Statement of the Trust. As used in this

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Agreement, the term "Registration Statement" shall mean the Registration
Statement most recently filed by the Trust with the Securities and Exchange Commission and effective under the Securities Act of 1933, as amended, as such Registration Statement is amended at such time, and the term "Prospectus" and

"Statement of Additional Information" shall mean for the purposes of this Agreement the form of the then current prospectus and statement of additional information for each series of the Trust.

                  FOURTH: Nothing in this Agreement shall prevent the Administrator or any officer thereof from acting as administrator for any other person, firm or corporation and shall not in any way limit or restrict the Administrator or any of its directors, officers, employees or affiliates from buying, selling or trading any securities for its own or their own accounts or for the accounts of others for whom it or they may be acting, provided, however, that the Administrator expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Trust under the Agreement.

                  FIFTH: The Administrator shall, at its own expense, provide office space and facilities, equipment and personnel for the performance of its functions hereunder.

                  SIXTH: The Trust shall pay the Administrator, as full compensation for all services rendered hereunder, an annual fee on behalf of each series payable monthly and computed on the net asset value of the series at the end of each business day at the annual rates set forth in Exhibit A hereto.

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                  SEVENTH: In the event the operating expenses of any series of the Trust, including all investment advisory, administration and sub-administrator fees, but excluding brokerage commissions and fees, taxes, interest and extraordinary expenses such as litigation, for any fiscal year ending on a date on which this Agreement is in effect exceed the most restrictive expense limitation applicable to the series imposed by the securities laws or regulations thereunder of any state in which the shares of the series are qualified for sale, as such limitations may be raised or lowered from time to time, the Administrator shall reduce its administration fee to the extent of its share of such excess expenses. The amount of any such reduction to be borne by the Administrator shall be deducted from the monthly administration fee otherwise payable to the Administrator during such fiscal year; and if such amounts should exceed the monthly fee, the Administrator shall pay to such series its share of such excess expenses no later than the last day of the first month of the next succeeding fiscal year. For the purposes of this paragraph, the term "fiscal year" shall exclude the portion of the current fiscal year which shall have elapsed prior to the date hereof and shall include the portion of the then current fiscal year which shall have elapsed at the date of termination of this Agreement.

                  EIGHTH: (A) This Agreement shall go into effect at the close of the business on the date hereof, and, unless terminated as hereinafter provided, shall continue in effect for two years

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thereafter and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the Trust's Board of Trustees, including the vote of a majority of the Trustees who are not parties to this Agreement or "interested persons" (as defined in the Act) of any such party cast in person at a meeting called for the purpose of voting on such approval, or by the vote of the holders of a "majority" (as so defined) of the outstanding voting securities of the applicable series and by such vote of the Trustees.

                  (B) This Agreement may be terminated by the Administrator at any time without penalty upon giving the Board of Trustees of the Trust sixty
(60) days' written notice (which notice may be waived by the Trust) and may be terminated by the Board of Trustees of the Trust at any time without penalty upon giving the Administrator sixty (60) days' written notice (which notice may be waived by the Administrator), provided that such termination by the Board of Trustees of the Trust shall be directed or approved by the vote of a majority of all of its Trustees in office at the time, including a majority of the Trustees who are not interested persons (as defined in the Act) of the Trust, or by the vote of the holders of a majority (as defined in the Act) of the voting securities of each series of the Trust at the time outstanding and entitled to vote. This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for this purpose having the meaning defined in
Section 2(a)(4) of the Act.

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                  NINTH: In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Administrator or any of its officers, directors or employees, the Trust shall indemnify the Administrator against any and all claims, demands and liabilities and expenses (including reasonable attorney's fees) which the Administrator may incur based on any omission in the course of, or connected with, rendering services hereunder.

                  TENTH: A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Trust.

                  ELEVENTH: Any notice under this Agreement shall be in writing, addressed and delivered, or mailed, postage paid, to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Trust shall be 101 Park Avenue, New York, NY 10178, and the address of the Administrator shall be 1 Chase Square, Rochester, NY 14643.

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                  IN WITNESS WHEREOF, the parties hereto have caused the
Agreement to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:                                         MUTUAL FUND INVESTMENT TRUST


____________________                            By:___________________________



ATTEST:                                         THE CHASE MANHATTAN BANK



____________________                            By:___________________________